Exhibit 99.1

Investors:	Valerie Haertel (201) 269-5781 valerie_haertel@medco.com	Media:	Lowell Weiner (201) 269-6986 lowell_weiner@medco.com

Medco Reports Strong Third-Quarter Results

GAAP Diluted EPS Increases 25.8 Percent to $0.78

Raises 2007 GAAP EPS Guidance

2008 Guidance Reflects GAAP EPS Growth of 21-27 Percent

Third-Quarter Year-Over-Year Highlights:

•	GAAP diluted EPS of $0.78, up 25.8 percent

•	Diluted EPS of $0.88, up 23.9 percent, excluding $0.10 in amortization of intangible assets

•	Early generic releases contributed to record-high generic dispensing rate of 60.3 percent, up 4.3 percentage points

Guidance:

•	2007 GAAP diluted EPS guidance raised to $3.16-$3.21 from $3.11-$3.16, for 31-33 percent growth over 2006, excluding the first-quarter 2006 legal settlements charge

•	2007 diluted EPS guidance, excluding amortization of intangible assets, raised to $3.55-$3.60 from $3.50-$3.55

•	2008 GAAP diluted EPS guidance of $3.89-$4.01, representing growth of 21-27 percent over the increased 2007 guidance

•	2008 diluted EPS guidance, excluding amortization of intangible assets, of $4.29-$4.41, representing growth of 19-24 percent over the increased 2007 guidance

FRANKLIN LAKES, N.J., Nov. 1, 2007 – Medco Health Solutions, Inc. (NYSE: MHS) today reported third-quarter 2007 GAAP diluted earnings per share of $0.78, an increase of 25.8 percent, compared to $0.62 for the third quarter of 2006. Excluding $0.10 per share in amortization of intangible assets that existed when Medco became a publicly traded company, third-quarter 2007 diluted earnings per share was $0.88, an increase of 23.9 percent. With continued strong momentum across all of its key strategic growth drivers, including contributions from the early releases of generic medications, and strong specialty and mail-order volume, the company raised its full-year 2007 GAAP diluted earnings per share guidance to $3.16-$3.21, reflecting growth of 31-33 percent over 2006, excluding the legal settlements charge recorded in the first quarter of 2006.

Medco Third-Quarter 2007 Earnings Page 2

David B. Snow Jr., Medco chairman and CEO commented, “This has been a strong year of fundamental performance by Medco – evidenced by our projected 2007 GAAP EPS growth of 31-33 percent. After exceeding our own expectations for 2007 performance and building on a much higher base, our confidence in Medco’s strategic growth drivers is underscored by the strong GAAP earnings per share growth guidance of 21- 27 percent for 2008.

“We have re-engineered our pharmacy model around the Medco Therapeutic Resource Centers™, creating a powerful and differentiating clinical platform. On top of this new clinical platform, we have now begun to build value-added, disease-specific capabilities through both acquisitions and alliances. These new clinical capabilities focus on chronic and complex diseases, which generate 96 percent of all drug expenditures.

“Consistent with this strategy, yesterday, Medco closed the recently announced $1.5 billion acquisition of PolyMedica, creating one of the world’s largest diabetes-care practices, serving nearly 4 million diabetic patients.

“In addition, Medco just announced a collaboration with LabCorp to perform genetic testing for new patients starting on the drug Tamoxifen. This venture, along with Medco’s previously announced collaboration with the Mayo Clinic for the drug Coumadin™, signals the beginning of a new era of personalized medicine delivered at the point of care.”

Third-Quarter Financial and Operational Results

Medco reported net revenues of $10.9 billion, an increase of 4.4 percent over third-quarter 2006. Net revenues increased as a result of higher volume associated with new clients and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by a greater representation of lower-cost generic drugs and, secondarily, previously announced customer transitions.

Record generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of approximately $570 million in net revenues compared to the third quarter of 2006.

“The early releases of the generic forms of several blockbuster drugs, not anticipated in previous guidance, drove our record generic dispensing rate of 60.3 percent and strongly contributed to our third-quarter results. We delivered on all of our key metrics, achieving EBITDA per adjusted script of $2.61, reflecting strong specialty and mail-order volume, which is on pace to set a record for the year,” said JoAnn Reed, senior vice president and chief financial officer.

Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 182.7 million prescriptions, an increase of 2 percent from third-quarter 2006. Mail-order prescription volume of 23.5 million increased 5.4 percent compared to third-quarter 2006. Retail prescription volume of 112.5 million decreased 0.2 percent compared to third-quarter 2006. Adjusted mail-order prescriptions as a percentage of total adjusted prescriptions reached 38.4 percent, a 1.3 percentage point increase from third-quarter 2006 including the effect of client transitions heavily weighted toward retail volumes, such as BCBS of Florida. (Please see Table 5 for the calculation of adjusted prescription volume.)

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Total gross margin of 6.4 percent increased 0.7 percentage points compared to the 5.7 percent reported in the third quarter of 2006. The higher gross margin is substantially attributable to the record generic dispensing rate of 60.3 percent and strong mail-order volume. For Medco’s Medicare Part D Prescription Drug Plan, the generic dispensing rate grew to a record 64.5 percent with mail-order penetration of 30.6 percent. (Please see Table 8 for generic dispensing rate information.)

Total selling, general and administrative expense was $263 million, an increase of 18.1 percent from the third quarter of 2006. The increase reflects employee-related costs associated with business growth across the enterprise, and higher annual incentive bonus expense resulting from Medco’s strong performance in 2007.

Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter was $476.7 million, an increase of $63.8 million, or 15.5 percent, compared to the same period last year. EBITDA per adjusted prescription increased 13.5 percent to $2.61, compared to $2.30 in the third quarter of 2006, and 2.4 percent from $2.55 in the second quarter of 2007. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, was $25.5 million, an increase of $4.6 million from the third-quarter of 2006. The year-over-year growth is largely attributable to higher debt levels from the refinancing completed on April 30, 2007.

Net income rose to $214.7 million, up 15.6 percent from the same quarter last year. The effective tax rate for the third quarter of 2007 was 39.9 percent.

Medco generated year-to-date cash flows from operations of $816.4 million, compared to $361.8 million for the same period in 2006, reflecting strong fundamental cash flows and the timing of client accounts receivable collections. The company closed the third quarter of 2007 with $629.5 million of cash on its balance sheet.

Share Repurchase Program

In conjunction with its $5.5 billion share repurchase program, Medco repurchased 6.4 million shares for $513 million during the third quarter with an average per-share cost of $80.48. From the inception of the program in 2005 through the end of the third quarter of 2007, Medco has repurchased 55.7 million shares at a total cost of $3.5 billion, with an average per-share cost of $63.11.

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment, Accredo Health Group, generated quarterly net revenues of nearly $1.5 billion, up 11 percent from $1.35 billion in the third quarter of 2006.

Operating income of $52.5 million increased 18.8 percent from $44.2 million in the third quarter of 2006, driven by increased mail-order volume. Gross margin was 7.8 percent compared to 7.6 percent in third-quarter 2006.

During the quarter, Accredo signed a definitive agreement to acquire privately held Critical Care Systems Inc. (CCS), one of the nation’s largest independent providers of specialty infusion services in home-based and ambulatory settings.

Medco Third-Quarter 2007 Earnings Page 4

Raised 2007 Guidance

The company has raised its guidance for 2007 GAAP diluted earnings per share to $3.16-$3.21, from the previous range of $3.11-$3.16 per share. This represents growth in earnings per share of 31-33 percent over 2006, excluding the effect of the 2006 legal settlements charge. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company, Medco expects 2007 diluted earnings per share in the range of $3.55-$3.60 per share, up from the previous range of $3.50-$3.55 per share. This new range represents a 28-29 percent growth rate over 2006, excluding the 2006 legal settlements charge. (Please see Table 6 for a reconciliation of earnings per share guidance.)

“The unanticipated early introductions and overall higher utilization of generics, combined with our greater visibility through the end of the year, provides us with the confidence to again raise our 2007 earnings estimate, even after absorbing over $30 million in fourth quarter ramp-up costs associated with the significant 2008 client installations and to a lesser extent, up to $.02 per share dilution from the PolyMedica acquisition,” said Reed.

2008 Guidance

For the full-year 2008, Medco expects to achieve GAAP diluted earnings per share in the range of $3.89-$4.01, representing growth of 21-27 percent over its newly updated 2007 guidance. Diluted earnings per share in 2008, excluding the effect of amortization of intangibles that existed when Medco became a public company, are projected in the range of $4.29-$4.41, a growth rate of 19-24 percent over the raised 2007 guidance. (Please see Table 6 for a reconciliation of earnings per share guidance.)

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, Medco has calculated the 2006 EBITDA excluding the legal settlements charge recorded in the first quarter, as the charge is not considered an indicator of ongoing performance.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription is affected by the changes in prescription volumes between retail and mail-order, the relative representation of brand-name, generic and specialty drugs, as well as the level of efficiency in the business.

Medco uses diluted earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and enhances comparability with its peers. The

Medco Third-Quarter 2007 Earnings Page 5

intangible asset amortization resulting from Medco acquisitions such as the acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Nov. 1, 2007 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on Nov. 1, 2007 through Nov. 15, 2007. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 19056439.

About Medco

Medco Health Solutions, Inc., (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2006 total net revenues of more than $42 billion. Medco’s prescription drug benefit programs, covering one in five Americans, are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco, the world’s most advanced pharmacyTM, has created Medco Therapeutic Resource CentersTM that are staffed with hundreds of specialist pharmacists who are trained and certified in specific chronic and complex conditions and have expertise in the associated medications. With the 2007 acquisition of Liberty Medical, Medco is the nation’s largest diabetes pharmacy care practice based on covered lives. Medco is the largest specialty pharmacy based on net revenues with the 2005 acquisition of Accredo Health Group, Inc. Medco is also the highest-ranked independent pharmacy benefit manager on the 2007 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

Medco Third-Quarter 2007 Earnings Page 6

•	Competition in the PBM, specialty pharmacy and the broader health care industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	Our acquisition activity increased recently and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected;

•	If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure to execute our Medicare Part D prescription drug benefits strategy could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government;

•

Legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•

Our specialty pharmacy business is dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or increase our revenues;

•	Our ability to grow our specialty pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our specialty pharmacy business and Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance;

•

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;

•	We could be required to record a material non-cash charge to income if our recorded intangible assets are impaired, or if we shorten intangible asset useful lives; and,

•

Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Third-Quarter 2007 Earnings Page 7

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Product net revenues (Includes retail co-payments of $1,831 and $1,779 in the third quarters of 2007 and 2006, and $5,705 and $5,539 in the nine months of 2007 and 2006)	$10,783.1	$10,334.8	$32,721.7	$31,237.1
Service revenues	135.5	126.3	406.1	376.4

Total net revenues	10,918.6	10,461.1	33,127.8	31,613.5

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,831 and $1,779 in the third quarters of 2007 and 2006, and $5,705 and $5,539 in the nine months of 2007 and 2006)	10,183.3	9,840.8	30,845.0	29,809.2
Cost of service revenues	34.5	26.8	103.6	89.0

Total cost of revenues	10,217.8	9,867.6	30,948.6	29,898.2
Selling, general and administrative expenses	263.2	222.9	785.6	857.9
Amortization of intangibles	54.6	54.6	163.9	163.9
Interest and other (income) expense, net	25.5	20.9	62.3	49.8

Total cost of operations	10,561.1	10,166.0	31,960.4	30,969.8

Income before provision for income taxes	357.5	295.1	1,167.4	643.7
Provision for income taxes	142.8	109.3	462.9	242.3

Net income	$214.7	$185.8	$704.5	$401.4

Basic earnings per share:
Weighted average shares outstanding	268.9	294.1	277.6	299.1
Earnings per share	$0.80	$0.63	$2.54	$1.34

Diluted earnings per share:
Weighted average shares outstanding	274.0	298.7	282.6	303.5
Earnings per share	$0.78	$0.62	$2.49	$1.32

Medco Third-Quarter 2007 Earnings Page 8

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	September 29, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$629.5	$818.5
Short-term investments	70.1	68.4
Manufacturer accounts receivable, net	1,538.0	1,531.6
Client accounts receivable, net	1,185.1	1,294.9
Inventories, net	1,645.7	1,676.8
Prepaid expenses and other current assets	284.4	273.4
Deferred tax assets	219.1	191.4

Total current assets	5,571.9	5,855.0
Income taxes receivable	221.8	212.9
Property and equipment, net	618.8	649.7
Goodwill	5,106.4	5,108.7
Intangible assets, net	2,359.2	2,523.1
Other noncurrent assets	47.0	38.7

Total assets	$13,925.1	$14,388.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,177.8	$2,884.2
Client rebates and guarantees payable	1,294.2	886.1
Accrued expenses and other current liabilities	516.8	656.2
Short-term debt	600.0	325.0
Current portion of long-term debt	—	75.3

Total current liabilities	4,588.8	4,826.8
Long-term debt, net	1,488.7	866.4
Deferred tax liabilities	1,109.0	1,161.3
Other noncurrent liabilities	135.3	30.1

Total liabilities	7,321.8	6,884.6
Total stockholders’ equity	6,603.3	7,503.5

Total liabilities and stockholders’ equity	$13,925.1	$14,388.1

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Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Nine Months Ended
	September 29, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$704.5	$401.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	124.4	133.2
Amortization of intangibles	163.9	163.9
Deferred income taxes	(99.7)	(72.7)
Stock-based compensation on employee stock plans	73.9	74.5
Tax benefit on employee stock plans	87.4	57.7
Excess tax benefits from stock-based compensation arrangements	(58.9)	(32.1)
Other	45.7	32.2
Net changes in assets and liabilities:
Manufacturer accounts receivable, net	(6.4)	(44.6)
Client accounts receivable, net	67.4	(257.2)
Inventories, net	31.1	(89.7)
Prepaid expenses and other current assets	(10.8)	(43.0)
Income taxes receivable	—	152.6
Deferred income taxes	(8.9)	(202.5)
Other noncurrent assets	(7.0)	20.6
Claims and other accounts payable	(706.4)	(417.9)
Client rebates and guarantees payable	408.1	267.6
Accrued expenses and other current and noncurrent liabilities	8.1	217.8

Net cash provided by operating activities	816.4	361.8

Cash flows from investing activities:
Capital expenditures	(93.5)	(87.8)
Purchases of securities and other investments	(113.1)	(72.4)
Proceeds from sale of securities and other investments	108.5	69.6

Net cash used by investing activities	(98.1)	(90.6)

Cash flows from financing activities:
Proceeds from long-term debt	1,000.0	—
Repayments on long-term debt	(456.5)	(56.6)
Proceeds under accounts receivable financing facility	275.0	150.0
Repayments under accounts receivable financing facility	—	(150.0)
Debt issuance costs	(1.7)	(0.4)
Purchase of treasury stock	(1,960.6)	(825.9)
Excess tax benefits from stock-based compensation arrangements	58.9	32.1
Proceeds from employee stock plans	177.6	150.2

Net cash used by financing activities	(907.3)	(700.6)

Net decrease in cash and cash equivalents	(189.0)	(429.4)
Cash and cash equivalents at beginning of period	818.5	888.2

Cash and cash equivalents at end of period	$629.5	$458.8

Medco Third-Quarter 2007 Earnings Page 10

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarters Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.78	$0.62	$2.49	$1.32
Adjustment for 2006 legal settlements charge (1)	—	—	—	0.33

Diluted earnings per share, excluding the legal charge	$0.78	$0.62	$2.49	$1.65

Adjustment for the amortization of intangible assets	0.10	0.09	0.29	0.27

Diluted earnings per share, excluding intangible amortization and the legal charge	$0.88	$0.71	$2.78	$1.92

(1)	Represents the earnings per share effect of a pre-tax legal settlements charge of $162.6 million, or $99.9mm after tax, recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

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Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 5.

	Quarters Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
EBITDA Reconciliation:
Net income	$214.7	$185.8	$704.5	$401.4
Add:
Interest and other (income) expense, net	25.5	20.9	62.3	49.8
Provision for income taxes	142.8	109.3	462.9	242.3
Depreciation expense	39.1	42.3	124.4	133.2
Amortization expense	54.6	54.6	163.9	163.9

EBITDA	$476.7	$412.9	$1,518.0	$990.6
Adjustment for 2006 legal settlements charge (1)	—	—	—	162.6

EBITDA, excluding the 2006 legal settlements charge	$476.7	$412.9	$1,518.0	$1,153.2

Claims Detail:
Prescriptions administered
Mail-order	23.5	22.3	70.4	66.4
Retail	112.5	112.7	347.9	344.4

Total	136.0	135.0	418.3	410.8
Adjusted prescriptions (2)	182.7	179.2	558.4	542.3

EBITDA per adjusted prescription	$2.61	$2.30	$2.72	$1.83

EBITDA per adjusted prescription, excluding the 2006 legal settlements charge	$2.61	$2.30	$2.72	$2.13

(1)	Represents a pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.
(2)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

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Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 6.

	Full Year ended December 30, 2006	Estimated Full Year Ended December 29, 2007		Estimated Full Year Ended December 27, 2008
	Actual	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.09	$3.16	$3.21	$3.89	$4.01
Adjustment for 2006 legal settlements charge (1)	0.33	—	—	—	—

Diluted earnings per share, excluding the legal charge	$2.42	$3.16	$3.21	$3.89	$4.01

Adjustment for the amortization of intangible assets	0.36	0.39	0.39	0.40	0.40
Diluted earnings per share, excluding intangible amortization and the legal charge	$2.78	$3.55	$3.60	$4.29	$4.41

Diluted earnings per share growth over prior year		31%	33%	21%	27%
Diluted earnings per share growth over prior year, excluding intangible amortization		28%	29%	19%	24%

(1)	Represents the earnings per share effect of a pre-tax legal settlements charge of $162.6 million, or $99.9mm after tax, recorded in the first quarter of 2006. This charge reflects an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed federal legal matters.

Table 7.

	September 29, 2007	December 30, 2006
Balance Sheet Debt:
Term loans	$1,000.0	$456.3
Senior notes	497.3	497.0
Accounts receivable financing facility	600.0	325.0
Fair value adjustment for interest rate swap agreements	(8.6)	(11.9)
Other notes payable	—	0.3

Total debt	$2,088.7	$1,266.7

Medco Third-Quarter 2007 Earnings Page 13

Table 8.

	Quarters Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Product Revenue Information
Retail product (1)	$6,451.9	$6,334.5	$19,767.5	$19,208.7
Mail-order product	4,331.2	4,000.3	12,954.2	12,028.4

Total product net revenues (1)	$10,783.1	$10,334.8	$32,721.7	$31,237.1

Generic Dispensing Rate Information
Retail generic dispensing rate	62.2%	57.9%	61.0%	56.6%
Mail-order generic dispensing rate	50.9%	46.3%	49.7%	43.9%

Overall generic dispensing rate	60.3%	56.0%	59.1%	54.5%

Depreciation Information
Cost of revenues depreciation	$10.1	$12.1	$35.3	$36.2
Selling, general and administrative expenses depreciation	29.0	30.2	89.1	97.0

Total depreciation	$39.1	$42.3	$124.4	$133.2

(1)	Includes retail co-payments of $1,831 million and $1,779 million for the third quarters of 2007 and 2006, and $5,705 million and $5,539 million for the nine months of 2007 and 2006, respectively.